Synthetic Biologics Reports Year End 2013 Financial Results and Operational Update

-- Conference Call Today, March 31, 2014, at 10:00 a.m. (EDT) --

For Immediate Release

Rockville, MD, March 31, 2014 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and other diseases, today reported financial results for the year ended December 31, 2013 and provided operational highlights.

Recent Operational Highlights

Relapsing-Remitting Multiple Sclerosis (RRMS) – Trimesta™ (oral estriol)

•	Patients in the Phase II clinical trial evaluating Synthetic Biologics’ drug candidate, Trimesta™, in combination with Teva’s Copaxone® (glatiramer acetate injection) for the treatment of RRMS under an investigator-initiated IND, completed their final 24-month visits during January 2014. Available MS therapies demonstrate anti-inflammatory and/or immune-modulatory responses but are not considered neuroprotective. Based on previous research findings,[i] Trimesta™ may offer both inflammatory and neuroprotective benefits for patients with MS when taken in combination with Teva’s Copaxone®.
o	Rhonda Voskuhl, M.D., the lead investigator of the trial is scheduled to present topline results at the American Academy of Neurology's (AAN) 66th Annual Meeting in Philadelphia on April 29-30, 2014.

Prevention of C. difficile (C. diff.) Infections – SYN-004 Oral Enzyme

•	Manufacturing is underway to support preclinical and clinical trials of SYN-004, Synthetic Biologics’ lead anti-infective product candidate, which is believed to be the first and only therapy designed to potentially prevent the devastating effects of C. diff. The Center for Disease Control and Prevention (CDC) has classified C. diff as an “urgent public health threat”ii, surpassing Methicillin-resistant Staphylococcus aureus (MRSA) as the number one hospital-acquired infection in the United States. C. diff is a multidrug-resistant bacterium that infects 1.1 million U.S. patients annuallyiii.
o	Plans remain on schedule to initiate a 28-day bridging toxicology study of the Company’s second generation candidate late in the second quarter of 2014. Synthetic Biologics expects to file an IND and to initiate Phase Ia and Ib clinical trials during the second half of 2014 for its C. diff program.

Pertussis (Whooping Cough) – Monoclonal Antibody (mAb)

•	Synthetic Biologics is working with Intrexon Corporation (NYSE: XON), and its academic collaborator, The University of Texas at Austin, on a combination of two humanized antibodies designed to neutralize pertussis toxin, a major cause of pertussis-mediated infant morbidity and mortality. Bench studies demonstrated high affinity binding to the toxin, as well as potent neutralization of the toxin. In addition, the antibodies were highly efficacious in a murine model of pertussis in which they mitigated elevations of white blood cell counts that are characteristic of the illness.
o	As part of the Company’s IND-enabling studies, it initiated a pilot study in the first quarter of 2014 utilizing the antibody combination in a non-human primate model, which in addition to the murine model, is supportive of the development of a pertussis therapeutic. Synthetic Biologics is currently planning a confirmatory follow-up study, and expects to report topline results during the second quarter of 2014.

Constipation-Predominant Irritable Bowel Syndrome (C-IBS)

•	In December 2013, Synthetic Biologics entered into a worldwide exclusive license agreement with Cedars-Sinai Medical Center (CSMC) for the right to develop products for therapeutic and prophylactic treatments for acute and chronic diseases. The Company licensed and optioned from CSMC a portfolio of intellectual property for various fields of use, including C-IBS, obesity and diabetes. An investigational team led by Mark Pimentel, M.D. at CSMC has discovered that these products are intended to target the production of methane gas by certain pathogenic gastrointestinal microorganisms that are perceived as the underlying cause of gas, pain and constipation associated with C-IBS, as well as diseases such as obesity and type 2 diabetes.
o	Initially the Company will focus on the development of an oral treatment to reduce the impact of methane producing organisms on C-IBS. Synthetic Biologics intends to initiate in vivo/pharmacokinetic/pharmacodynamic studies in the first half of 2014, and to initiate a Phase II clinical trial during the second half of 2014.

“Over the past two years, Synthetic Biologics has built a strong pipeline of novel anti-infective biologic and drug candidates targeting specific pathogens, such as C. diff, b. pertussis, methanogens and Acinetobacter. We believe that the Company is well positioned to achieve several key milestones during 2014, and should create significant shareholder value,” stated Jeffrey Riley, CEO of Synthetic Biologics. “Relevant to a topic gaining increased awareness in the healthcare community, two of the Company’s compounds in development are designed to protect the microbiome. When the natural balance of the millions of bacteria in the gut microbiome is disrupted, a person’s health can be compromised. We believe we have solutions.”

Mr. Riley concluded, “We look forward to the AAN Annual Meeting at the end of April, when Dr. Rhonda Voskuhl will present topline results from the Phase II clinical trial evaluating Synthetic Biologics’ oral estriol compound. This represents an important milestone for the Company, and for the potential development of a treatment for MS patients."

Year Ended December 31, 2013 Financial Results

General and administrative expenses increased to $5.8 million for the year ended December 31, 2013, compared to $5.0 million for the same period in 2012. The increase of 16% is primarily the result of bad debt expense of $763,000 associated with the determination that the note and interest receivable from the sale of Adeona Clinical Laboratory is uncollectible. Charges related to stock-based compensation were $1.3 million for the year ended December 31, 2013, compared to $1.5 million for the same period in 2012.

Research and development expenses decreased to $6.5 million for the year ended December 31, 2013, compared to $12.3 million for the same period in 2012. The decrease of 47% is primarily the result of recording non-cash charges including, the fair value of the common stock issued to Intrexon as consideration for the infectious disease collaboration ($7.8 million) and the fair value of the common stock issued for the acquisition of the C. difficile program assets ($1.2 million). The decrease in research and development expenses for the year ended December 31, 2013 was off-set by increases in employee costs and program costs associated with the Company’s infectious disease programs. Charges related to stock-based compensation were $375,000 for the year ended December 31, 2013, compared to $400,000 for the same periods in 2012.

Other income was $21,000 for the year ended December 31, 2013, compared to $15,000 for the same period in 2012.

Cash as of December 31, 2013 was $14.6 million, compared to $10.0 million as of December 31, 2012. As of March 27, 2014, the Company’s cash balance was approximately $11.3 million.

Conference Call

Synthetic Biologics will hold a conference call today, Monday, March 31, 2014, at 10:00 am EDT. During the call, Jeffrey Riley, Synthetic Biologics’ Chief Executive Officer, will provide a brief update of the Company’s multiple sclerosis program and its anti-infective drug pipeline for infections and other diseases, including the prevention of C. difficile infections, reducing the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS) and the treatment of Pertussis. C. Evan Ballantyne, Synthetic Biologics’ Chief Financial Officer, will review the Company’s financial results for the year ended December 31, 2013.

Interested parties should call 1-877-870-4263 (U.S. toll free), 1-855-669-9657 (Canada toll free), or +1 412-317-0790 (International), fifteen minutes before the start of the call to register. Registered callers on the toll free line may ask to be placed in the queue for the Question & Answer Session. The call will also be webcast over the Internet at http://www.videonewswire.com/event.asp?id=98657. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL, http://www.videonewswire.com/event.asp?id=98657 for 30 days after the call.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a biotechnology company focused on the development of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and other diseases. The Company is developing an oral treatment to reduce the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS), an oral biologic to protect the gastrointestinal microflora from the effects of IV antibiotics for the prevention of C. difficile infection, a series of monoclonal antibodies for the treatment of Pertussis and Acinetobacter infections, and a biologic targeted at the prevention and treatment of a root cause of a subset of IBS. In addition, the Company is developing an oral estriol drug for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Copaxone® is a registered trademark of Teva Pharmaceutical Industries Ltd.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding advancing the Company’s clinical programs, the Company’s opportunities and its position in the infectious disease market, the anticipated timing and results of the Company’s development efforts and the expected size of the future market for sales of therapies for C. difficile infection, and the Company’s ability to create significant shareholder value. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure to receive the necessary regulatory approvals for commercialization of the Company’s therapeutics, a failure of the Company’s clinical trials, and those conducted by investigators, to be commenced or completed on time or to achieve desired results, a failure of the Company’s clinical trials to receive anticipated funding, a failure of the Company’s monoclonal antibodies for the treatment of infectious diseases to be successfully developed or commercialized, the Company’s inability to maintain its licensing agreements, or a failure by the Company or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ report on Form 10-K for the year ended December 31, 2013 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Kris Maly

Vice President, Corporate Communication

(734) 332-7800, Ext. 22

- Financial Tables Follow -

Synthetic Biologics, Inc. and Subsidiaries (in thousands, except share and per share amounts) Condensed Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$14,625	$9,954
Prepaid expenses and other current assets	1,591	2,509
Property and equipment, net	37	223
Long-term note receivable	-	700
Deposits and other assets	4	37
Total Assets	$16,257	$13,423
Liabilities and Equity
Current liabilities	$142	$395
Commitments and contingencies	885	-
Synthetic Biologics, Inc. and subsidiaries equity	15,230	13,028
Total Liabilities and Equity	$16,257	$13,423

Condensed Consolidated Statements of Operations
	For the years ended December 31,
	2013	2012
Operating Costs and Expenses
General and administrative	$5,832	$5,012
Research and development	6,507	12,287
Total Operating Costs and Expenses	12,339	17,299
Loss from Operations	(12,339)	(17,299)
Other Income (Expense)
Interest income	33	33
Other expense	(12)	(18)
Total Other Income, net	21	15
Loss from Continuing Operations	(12,318)	(17,284)
Income from Discontinued Operations	-	216
Net Loss	(12,318)	(17,068)
Net Loss Attributable to Non-controlling Interest	(1)	-
Net Loss Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(12,317)	$(17,068)
Net Income (Loss) Per Share - Basic and Dilutive
Continuing operations	$(0.27)	$(0.50)
Discontinued operations	-	0.01
Net Loss Per Share Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(0.27)	$(0.49)
Weighted average number of common shares outstanding - Basic and Dilutive	45,667,813	34,896,592

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[i]	Sicotte, NL, et al. Treatment of Multiple Sclerosis with the Pregnancy Hormone Estriol. Ann Neurol 2002; 52:421–428.

ii	U.S. Centers for Disease Control Web site: http://www.cdc.gov/drugresistance/threat-report-2013/pdf/ar-threats-2013-508.pdf#page=51 Accessed: March 26, 2014.

iii	This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: CDM Hospital database for full year 2012. IMS expressly reserves all rights, including rights of copying, distribution and republication.